Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 24, 2017
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 24, 2017 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2017. Sierra Bancorp recognized consolidated net income of $4.551 million for the first quarter of 2017, reflecting an increase of $515,000, or 13%, relative to the first quarter of 2016 for the following reasons: net interest income increased by 10% due primarily to a higher balance of interest-earning assets; non-interest income was up by 20%, due to in part to growth in our deposit account base and increased activity on commercial accounts; non-interest expense increased by 16%, with the majority of the increase coming from costs associated with our expanded branch network pursuant to our recent acquisition and de novo branch openings; and, our tax accrual rate was favorably impacted by new accounting guidance applied in the first quarter of 2017, related to incentive stock option exercises. For the first quarter of 2017 the Company’s return on average assets was 0.94%, return on average equity was 8.85%, and diluted earnings per share were $0.32.

Total assets declined by $33 million, or 2%, during the first quarter of 2017, ending the period at $2.0 billion. The drop in assets resulted primarily from lower utilization on mortgage warehouse lines and a declining level of non-earning cash and balances due from banks, partially offset by strong organic growth in real estate loans and agricultural production loans and an increase in investment securities. Total nonperforming assets were reduced by $497,000, or 6%, during the first quarter, ending the period at slightly over $8 million. Deposits were up $25 million, or 1%.

“Vision without action is merely a dream. Action without vision just passes the time.

Vision with action can change the world.” – Joel Barker

“Our bankers continue to focus on tangible results throughout all of our markets, with a commitment to provide our customers the very best banking experience possible,” stated Kevin McPhaill, President and CEO. “While a market-driven reduction in mortgage warehouse balances resulted in a drop in total assets during the first quarter, it was the exceptional commitment of our team that led to strong organic growth in real estate and agricultural loans as well as a solid increase in core deposits,” he added. “As a dynamic, growing community bank we recognize the importance of continuing to leverage our capital and enhance value for our shareholders, customers, employees and communities. This is a vision that has guided our actions for nearly four decades and continues to direct us today,” concluded McPhaill.

Sierra Bancorp Financial Results April 24, 2017 Page 2

Financial Highlights

As noted above, net income increased by $515,000, or 13%, in the first quarter of 2017 relative to the first quarter of 2016. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $1.568 million, or 10%, for the quarter, due primarily to growth in average interest-earning assets totaling $205 million, or 13%, for the first quarter of 2017 over the first quarter of 2016. The increase in average earning assets came via organic growth, as well as our acquisition of Coast National Bank in mid-2016. The favorable impact of higher interest-earning assets was partially offset by a drop of six basis points in our net interest margin for the comparative quarters, which was caused primarily by lower investment yields and higher borrowing costs. The comparative results were also impacted by non-recurring interest income, which totaled $136,000 in the first quarter of 2017 relative to $42,000 in the first quarter of 2016. Non-recurring interest income is comprised of interest recoveries on non-accrual loans less any interest reversals for loans placed on non-accrual status, as well as penalties and accelerated fee recognition on loan prepayments.

Total non-interest income increased by $839,000, or 20%, for the quarterly comparison. The increase in non-interest income includes the following: a $200,000 increase in service charges on deposits, resulting from fees earned on a higher number of deposit accounts as well as increased revenue-generating activity on accounts; a $243,000 increase in bank-owned life insurance (BOLI) income, due primarily to higher income on BOLI associated with deferred compensation plans; and a $364,000 increase in other non-interest income, including a $248,000 increase in non-deposit service charges and fees as well as a $98,000 increase in dividends on restricted stock.

Total non-interest expense was up by $2.222 million, or 16%, for the first quarter of 2017 relative to the first quarter of 2016. The largest component of non-interest expense, salaries and benefits, increased by $1.020 million, or 15%, since salaries and benefits expense in the first quarter of 2017 includes expenses for former Coast employees retained subsequent to the acquisition in July of 2016, as well as staffing costs for our Sanger branch which opened in May of 2016 and our newest Bakersfield branch that commenced operations in March of 2017. The increase also includes salary adjustments in the normal course of business, and higher stock option expense related to options granted in February of 2017. Those increases were partially offset by a $236,000 increase in salaries directly related to successful loan originations, which are deferred and amortized as loan costs thus reducing current period compensation expense.

Occupancy expense increased by $570,000, or 33%, in the first quarter of 2017 over the first quarter of 2016, due to occupancy costs associated with the former Coast National Bank branches and our Sanger branch, higher rent and depreciation expense in other locations, and roughly $100,000 in non-recurring expenses associated with opening our newest Bakersfield branch in the first quarter of 2017. Other non-interest expense was up by $632,000, or 13%. This category includes recurring acquisition-related increases in various core operating expense categories including data processing, telecommunications, postage, and travel expense. It also reflects increases in the following areas: amortization expense on our core deposit intangible, which was up $73,000 for the quarter; directors’ deferred compensation expense, in conjunction with the changes in BOLI income; stock option expense for directors; director retirement plan accruals, due to a non-recurring expense reversal of $173,000 in the first quarter of 2016; and, loan costs. Partially offsetting the increases were a $219,000 drop in acquisition costs, lower stationery and supply costs, and lower operations-related losses.

Sierra Bancorp Financial Results April 24, 2017 Page 3

The Company’s provision for income taxes was 28% of pre-tax income in the first quarter of 2017 compared to 34% in the first quarter of 2016. The lower tax accrual rate is primarily the result of our adoption of FASB’s Accounting Standards Update 2016-09 effective January 1, 2017, and the subsequent change in accounting methodology associated with the disqualifying disposition of Company shares issued pursuant to the exercise of incentive stock options (ISOs). A disqualifying disposition is essentially an employee’s sale, transfer, or exchange of ISO shares within two years of the date of grant or within one year of the option exercise leading to the issuance of such shares. Prior to January 1, 2017, the favorable tax impact of disqualifying dispositions was recorded directly to equity, whereas it is now reflected in the income statement as an adjustment to our income tax provision. The adoption of ASU 2016-09 will lead to volatility in our tax provision in future periods as the level of disqualifying dispositions fluctuates from quarter to quarter, and there were a relatively large number of such disqualifying transactions in the first quarter of 2017.

Balance sheet changes during the first quarter of 2017 include a reduction in total assets of $33 million, or 2%, due to lower loan and cash balances, partially offset by the purchase of investment securities. Cash balances were down $28 million, or 23%, including a $25 million reduction in non-earning balances due in large part to a lower level of cash items in process of collection. The $21 million increase in investment securities for the quarter resulted from the longer-term investment of some of the liquidity created by loan runoff.

Despite strong organic growth in real estate loans and agricultural production loans during the first quarter of 2017, gross loans were down $27 million, or 2%, due to lower utilization on mortgage warehouse lines. There was a $66 million reduction in outstanding balances on mortgage warehouse lines, as the utilization rate on those lines dropped to 26% at March 31, 2017 from 48% at December 31, 2016, due to lower residential refinancing and purchase activity. Agricultural real estate loans, on the other hand, reflect growth of $11 million, or 8%, other real estate loans increased by $30 million, or 4%, and agricultural production loans were up $3 million, or 7%. Despite a higher level of real-estate secured and agricultural production lending activity in recent periods, and a relatively robust pipeline of loans in process of approval, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were reduced by $497,000, or 6%, during the first three months of 2017. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.65% at March 31, 2017, compared to 0.68% at December 31, 2016. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $14 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of March 31, 2017, down slightly from the level of TDRs at December 31, 2016.

The Company’s allowance for loan and lease losses was $9.6 million at March 31, 2017, down marginally from $9.7 million at December 31, 2016 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $113,000 in the first three months of 2017, compared to $393,000 in the first three months of 2016. Despite the drop in the level of the allowance it increased slightly as a percentage of loans, to 0.78% at March 31, 2017 from 0.77% at December 31, 2016, due to lower loan balances. It should be noted that our reserve level has been favorably impacted by acquired loans, which were booked at their fair value on the acquisition date and thus did not initially require a loan loss allowance. Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2017, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Sierra Bancorp Financial Results April 24, 2017 Page 4

Deposit balances reflect net growth of $25 million, or 1%, during the three months ended March 31, 2017, due in large part to continued organic growth in core non-maturity deposits. Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities acquired from Coast, but other borrowings were reduced by $64 million, or 87%, for the first quarter of 2017.

Total capital of $210 million at March 31, 2017 reflects an increase of almost $5 million, or 2%, for the year-to-date period, due to the addition of income and the impact of stock options exercised, net of dividends paid. There was also a slight reduction in our accumulated other comprehensive loss in the first quarter of 2017, which had a positive impact on capital. There were no share repurchases executed by the Company during the quarter.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 40th year of operations and is the largest independent bank headquartered in California’s South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank that offers a broad range of retail and commercial banking services via 34 full-service branches located in the South San Joaquin Valley and neighboring communities, the Central Coast, Ventura County and Santa Clarita. The Bank also operates a loan production office and an online branch, and provides specialized lending services through its agricultural credit center, real estate industries center, and SBA center.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results April 24, 2017 Page 5

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		1Q17 vs	Qtr Ended:	1Q17 vs
	3/31/2017	12/31/2016	4Q16	3/31/2016	1Q16
Interest Income	$17,902	$18,745	-4%	$16,033	+12%
Interest Expense	1,019	980	+4%	718	+42%
Net Interest Income	16,883	17,765	-5%	15,315	+10%

Provision for Loan & Lease Losses	-	-	0%	-	0%
Net Int after Provision	16,883	17,765	-5%	15,315	+10%

Service Charges	2,571	2,617	-2%	2,371	+8%
BOLI Income	453	254	+78%	210	+116%
Gain (Loss) on Investments	8	12	-33%	(24)	NM
Other Non-Interest Income	2,101	2,496	16%	1,737	+21%
Total Non-Interest Income	5,133	5,379	-5%	4,294	+20%

Salaries & Benefits	7,885	7,097	+11%	6,865	+15%
Occupancy Expense	2,320	2,086	+11%	1,750	+33%
Other Non-Interest Expenses	5,496	5,555	-1%	4,864	+13%
Total Non-Interest Expense	15,701	14,738	+7%	13,479	+16%

Income Before Taxes	6,315	8,406	-25%	6,130	+3%
Provision for Income Taxes	1,764	2,889	-39%	2,094	-16%
Net Income	$4,551	$5,517	-18%	$4,036	+13%

TAX DATA
Tax-Exempt Muni Income	$805	$784	+3%	$730	+10%
Interest Income - Fully Tax Equiv	$18,335	$19,167	-4%	$16,426	+12%

NET CHARGE-OFFS	$113	$179	-37%	$393	-71%

Note: An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results April 24, 2017 Page 6

PER SHARE DATA
(unaudited)	Qtr Ended:		1Q17 vs	Qtr Ended:	1Q17 vs
	3/31/2017	12/31/2016	4Q16	3/31/2016	1Q16
Basic Earnings per Share	$0.33	$0.40	-18%	$0.30	+10%
Diluted Earnings per Share	$0.32	$0.40	-20%	$0.30	+7%
Common Dividends	$0.14	$0.12	+17%	$0.12	+17%

Wtd. Avg. Shares Outstanding	13,801,635	13,779,671	0%	13,265,371	+4%
Wtd. Avg. Diluted Shares	14,009,496	13,931,472	+1%	13,386,652	+5%

Book Value per Basic Share (EOP)	$15.21	$14.94	+2%	$14.64	+4%
Tangible Book Value per Share (EOP)	$14.42	$14.14	+2%	$14.05	+3%

Common Shares Outstanding (EOP)	13,829,649	13,776,589	0%	13,275,888	+4%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:
	3/31/2017	12/31/2016		3/31/2016
Return on Average Equity	8.85%	10.52%		8.41%
Return on Average Assets	0.94%	1.12%		0.93%
Net Interest Margin (Tax-Equiv.)	3.90%	4.03%		3.96%
Efficiency Ratio (Tax-Equiv.)	69.21%	62.21%		66.93%
Net C/O's to Avg Loans (not annualized)	0.01%	0.01%		0.04%

Sierra Bancorp Financial Results April 24, 2017 Page 7

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Mar '17 vs		Mar '17 vs
ASSETS	3/31/2017	12/31/2016	Dec '16	3/31/2016	Mar '16
Cash and Due from Banks	$92,768	$120,442	-23%	$44,008	+111%
Investment Securities	551,256	530,083	+4%	522,610	+5%

Real Estate Loans (non-Agricultural)	812,607	783,017	+4%	641,363	+27%
Agricultural Real Estate Loans	145,375	134,480	+8%	131,052	+11%
Agricultural Production Loans	49,607	46,229	+7%	45,651	+9%
Comm'l & Industrial Loans & Leases	120,108	123,595	-3%	107,895	+11%
Mortgage Warehouse Lines	96,974	163,045	-41%	153,625	-37%
Consumer Loans	11,226	12,165	-8%	14,284	-21%
Gross Loans & Leases	1,235,897	1,262,531	-2%	1,093,870	+13%
Deferred Loan & Lease Fees	2,869	2,924	-2%	2,438	+18%
Loans & Leases Net of Deferred Fees	1,238,766	1,265,455	-2%	1,096,308	+13%
Allowance for Loan & Lease Losses	(9,588)	(9,701)	-1%	(10,030)	-4%
Net Loans & Leases	1,229,178	1,255,754	-2%	1,086,278	+13%

Bank Premises & Equipment	29,018	28,893	0%	22,183	+31%
Other Assets	97,505	97,701	0%	89,088	+9%
Total Assets	$1,999,725	$2,032,873	-2%	$1,764,167	+13%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$504,247	$524,552	-4%	$431,999	+17%
Int-Bearing Transaction Accounts	522,873	498,824	+5%	454,871	+15%
Savings Deposits	229,300	215,693	+6%	201,266	+14%
Money Market Deposits	120,956	119,417	+1%	99,294	+22%
Customer Time Deposits	343,045	336,985	+2%	300,656	+14%
Wholesale Brokered Deposits	-	-	0%	-	0%
Total Deposits	1,720,421	1,695,471	+1%	1,488,086	+16%

Junior Subordinated Debentures	34,454	34,410	0%	30,928	+11%
Other Interest-Bearing Liabilities	9,431	73,094	-87%	31,483	-70%
Total Deposits & Int.-Bearing Liab.	1,764,306	1,802,975	-2%	1,550,497	+14%

Other Liabilities	25,002	24,020	+4%	19,323	+29%
Total Capital	210,417	205,878	+2%	194,347	+8%
Total Liabilities & Capital	$1,999,725	$2,032,873	-2%	$1,764,167	+13%

Sierra Bancorp Financial Results April 24, 2017 Page 8

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Mar '17 vs		Mar '17 vs
	3/31/2017	12/31/2016	Dec '16	3/31/2016	Mar '16
Goodwill	8,268	8,268	0%	6,908	+20%
Core Deposit Intangible	2,696	2,803	-4%	896	+201%
Total Intangible Assets	10,964	11,071	-1%	7,804	+40%

CREDIT QUALITY
(balances in $000's, unaudited)			Mar '17 vs		Mar '17 vs
	3/31/2017	12/31/2016	Dec '16	3/31/2016	Mar '16
Non-Accruing Loans	$5,925	$6,365	-7%	$7,493	-21%
Foreclosed Assets	2,168	2,225	-3%	3,115	-30%
Total Nonperforming Assets	$8,093	$8,590	-6%	$10,608	-24%

Performing TDR's (not incl. in NPA's)	$13,814	$14,182	-3%	$13,455	+3%

Non-Perf Loans to Gross Loans	0.48%	0.50%		0.68%
NPA's to Loans plus Foreclosed Assets	0.65%	0.68%		0.97%
Allowance for Ln Losses to Loans	0.78%	0.77%		0.92%

SELECT PERIOD-END STATISTICS
(unaudited)
	3/31/2017	12/31/2016		3/31/2016
Shareholders Equity / Total Assets	10.5%	10.1%		11.0%
Loans / Deposits	71.8%	74.5%		73.5%
Non-Int. Bearing Dep. / Total Dep.	29.3%	30.9%		29.0%

Sierra Bancorp Financial Results April 24, 2017 Page 9

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$56,658	$114	0.80%	$8,868	$23	1.01%	$19,947	$28	0.56%
Taxable	426,368	2,013	1.89%	419,913	1,848	1.72%	410,221	2,183	2.11%
Non-taxable	116,049	805	4.27%	115,034	784	4.10%	101,973	730	4.36%
Total investments	599,075	2,932	2.25%	543,815	2,655	2.21%	532,141	2,941	2.48%

Loans and Leases:
Real estate	927,531	11,608	5.08%	899,081	11,820	5.23%	774,324	9,789	5.08%
Agricultural Production	47,508	556	4.75%	48,885	545	4.44%	45,824	502	4.41%
Commercial	120,075	1,499	5.06%	122,372	1,726	5.61%	108,455	1,247	4.62%
Consumer	12,095	347	11.64%	12,744	356	11.11%	14,819	402	10.91%
Mortgage warehouse lines	90,030	917	4.13%	167,262	1,605	3.82%	117,068	1,119	3.84%
Other	2,979	43	5.85%	2,733	39	5.68%	2,026	33	6.55%
Total loans and leases	1,200,218	14,970	5.06%	1,253,077	16,091	5.11%	1,062,516	13,092	4.96%
Total interest earning assets	1,799,293	$17,902	4.13%	1,796,892	$18,746	4.24%	1,594,657	$16,033	4.14%
Other earning assets	8,506			8,506			7,546
Non-earning assets	155,246			156,892			134,639
Total assets	$1,963,045			$1,962,290			$1,736,842

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$134,717	$101	0.30%	$117,196	$90	0.31%	$126,972	$95	0.30%
NOW	368,612	102	0.11%	351,223	100	0.11%	307,614	89	0.12%
Savings accounts	221,449	63	0.12%	213,962	61	0.11%	196,914	54	0.11%
Money market	120,367	23	0.08%	120,826	23	0.08%	99,230	16	0.06%
Customer Time Deposits	342,717	400	0.47%	340,600	326	0.38%	306,072	237	0.31%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,187,862	689	0.24%	1,143,807	600	0.21%	1,036,802	491	0.19%
Borrowed funds:
Junior Subordinated Debentures	34,428	320	3.77%	34,382	320	3.70%	30,928	202	2.63%
Other Interest-Bearing Liabilities	9,808	10	0.41%	51,372	59	0.46%	26,176	25	0.38%
Total borrowed funds	44,236	330	3.03%	85,754	379	1.76%	57,104	227	1.60%
Total interest bearing liabilities	1,232,098	$1,019	0.34%	1,229,561	$979	0.32%	1,093,906	$718	0.26%
Demand deposits - non-interest bearing	495,656			502,993			435,563
Other liabilities	26,817			21,047			14,399
Shareholders' equity	208,474			208,689			192,974
Total liabilities and shareholders' equity	$1,963,045			$1,962,290			$1,736,842

Interest income/interest earning assets			4.13%			4.24%			4.14%
Interest expense/interest earning assets			0.23%			0.21%			0.18%
Net interest income and margin		$16,883	3.90%		$17,767	4.03%		$15,315	3.96%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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